Exhibit 10.19

Solera, Inc.

12230 El Camino Real, Suite 200

San Diego, California  92130

Facsimile:  (858) 812-3011

February 8, 2006

Mr. Garen Staglin
P.O. Box 680

Napa, California 94573

Facsimile:  (707) 963-8786

Solera, Inc., a Delaware corporation (the “Company”), and certain of its affiliates are pursuing a potential acquisition by the Company of ADP Claims Services Group (“CSG”), a business segment of Automatic Data Processing, Inc. (“ADP”), from ADP (the “Proposed Acquisition”).

If the Proposed Acquisition is consummated by the Company with the use and contribution of your services, then the Company will pay to you an advisory and success fee in cash in an amount equal to the Base Fee Amount less $500,000. For purposes of this letter, “Base Fee Amount” means an amount equal to the lesser of (i) $5 million and (ii) (a) if the Purchase Price is less than or equal to $750 million, then the product of the Purchase Price and 0.005, (b) if the Purchase Price is greater than $750 million and less than or equal to $1 billion, then the sum of (x) $3.75 million and (y) the product of (A) the Purchase Price less $750 million and (B) 0.0025, or (c) if the Purchase Price is greater than $1 billion, then the sum of (x) $4.375 million and (y) the product of (A) the Purchase Price less $1 billion and (B) 0.00125. For purposes of this letter, “Purchase Price” means an amount equal to the cash purchase price paid to ADP and its subsidiaries by the Company and its subsidiaries in connection with the Proposed Acquisition on the date of the consummation of the Proposed Acquisition (excluding any portion of such purchase price deposited in escrow). Any amounts payable to you hereunder shall be paid to you by the Company or its affiliates within 45 days following the consummation, if any, of the Proposed Acquisition.

This letter agreement shall not obligate you to participate in any negotiations with ADP or its representatives regarding the Proposed Acquisition.

You (for yourself, your affiliates and your heirs, assigns and executors) release and forever discharge each of the Company, Solera Holdings, LLC and each of their respective affiliates, partners, stockholders, members, managers, directors, officers, agents and employees (each such person a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, obligations, debts or liabilities of whatever kind or nature (“Claims”) that relate in any way to any compensation or other payments that may be due or payable to you (or your affiliates or your heirs, assigns or executors) in connection with, relating to or otherwise arising out of services you may have performed for the Company or its affiliates in connection with the Proposed Acquisition (other than any Claims arising under this letter agreement). You acknowledge and agree that this release is an essential and material term of this letter agreement and without such release the Company would not have agreed to make the payments contemplated hereby. For the avoidance of doubt, you acknowledge and agree that (x) in no event shall any of the Releasees (other than the Company) be liable for any of the obligations of the Company hereunder, and (y) each Releasee shall be a third-party beneficiary of this paragraph of this letter agreement.

If the Proposed Acquisition is not consummated prior to the first anniversary of the date hereof, the obligations of the Company under this letter agreement shall automatically terminate.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of law provisions thereof. This letter agreement may be executed simultaneously in two or more counterparts (including by means of telecopied signature page), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This letter agreement embodies our complete agreement and understanding with respect to the subject matter hereof and supersedes any prior agreements (including, without limitation, the letter agreement between Solera and you, dated March 23, 2005) or understanding, written or oral, which may have related to the subject matter hereof in any way. EACH PARTY TO THIS LETTER AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LETTER AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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If this letter agreement reflects your agreement with respect to the foregoing, please execute this letter agreement where provided below. Upon your execution and delivery, this letter agreement will constitute our agreement with respect to the matters set forth herein.

Sincerely,

SOLERA, INC.

By:	/s/ Tony Aquila
Name: Tony Aquila
Title: Chief Executive Officer

ACCEPTED, ACKNOWLEDGED AND
AGREED AS OF FEBRUARY 8, 2006

/s/ Garen Staglin
Garen Staglin